2ce Putnam International Growth and Income Fund
06/30/07

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended June 30, 2007, Putnam Management has assumed
$3,849 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A		 19,300
Class B		  3,299
Class C		    815

72DD2 (000s omitted)

Class M		   426
Class R		    27
Class Y		   618

73A1

Class A	       0.432
Class B		 0.298
Class C		 0.326

73A2

Class M	      0.354
Class R		0.429
Class Y		0.467



74U1 (000s omitted)

Class A		 52,701
Class B		 10,431
Class C		  2,821

74U2 (000s omitted)

Class M		1,285
Class R		   84
Class Y	      1,103

74V1
Class A		$17.36
Class B		 17.03
Class C		 17.15

74V2

Class M		$17.25
Class R		 17.21
Class Y		 17.44




Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.